UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 9, 2015

FUELCELL ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Great Pasture Road, Danbury, Connecticut		06813
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (203) 825-6000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, in October 2014, the State of Connecticut extended a financial package through a letter of intent from the Department of Economic and Community Development for a two phase expansion project to improve manufacturing and logistics efficiencies. Each phase of the expansion is eligible for a $10 million loan at a fixed interest rate of 2.0 percent, repayable over 15 years. Principal payments are deferred for four years from disbursement. In addition, the Company will receive up to $10 million of tax credits earned during this expansion. The financing is predicated on certain terms and conditions, including the forgiveness of up to 50 percent of the loan principal if certain job retention and job creation targets are reached.

On November 9, 2015, the Company closed on a definitive Assistance Agreement with the State of Connecticut and received a disbursement of $10 million to be used for the first phase of the expansion project. In conjunction with this financing, the Company entered into a $10 million Promissory Note and related security agreements securing the loan with equipment liens and a mortgage on its Danbury, Connecticut location. Pursuant to the terms of the loan, payment of principal is deferred for the first four years. Interest is payable beginning the month following this closing.

The first phase of the project has commenced to expand the existing 65,000 square foot manufacturing facility in Torrington, CT by approximately 102,000 square feet for a total size of 167,000 square feet. Initially, this additional space will be used to enhance and streamline logistics functions through consolidation of satellite warehouse locations and provide the space needed to reconfigure the existing production process to improve manufacturing efficiencies and realize cost savings. The first phase of the expansion is expected to result in expenditures of up to $23 million that will be partially off-set by the $10 million of funding received from the State of Connecticut. The Company will be eligible for up to $5 million in forgiveness of the loan if the Company creates 165 full-time positions and retains its existing 538 full-time positions, for two consecutive years. This expansion project also qualifies for up to $10 million of Urban and Industrial Sites Reinvestment Tax Credits (URA), which the Company may monetize over a ten year period beginning four years after the start of phase one.

The second phase of the expansion may commence as demand supports, with the second round of State funding contingent on certain job targets and other conditions being met within five (5) years of the effective date of the Assistance Agreement. The Company can also earn up to $5 million in forgiveness on the second tranche of funding if it creates 160 full-time positions and retains the 703 full-time positions resulting from Phase 1, for two consecutive years. Phase two, if exercised, will add manufacturing equipment to expand annual production capacity to at least 200 megawatts, increase on-site power generation capabilities with a larger fuel cell power plant, and create a new advanced technology research center for technology testing and prototype manufacturing. This second phase is estimated to cost up to $42 million, which will be partially offset by the second $10 million loan disbursement from the State, repayable on the same terms as the first disbursement. Funding of the second phase loan is subject to State Bond Commission approval.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: November 12, 2015	By:	/s/ Michael S. Bishop
Michael S. Bishop
Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer